Exhibit 4.13(c)


                   STRATUS COMPUTER, INC.

                Employee Stock Purchase Plan

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            Amendment Effective January 31, 1995

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     The following amendment to the Stratus Computer, Inc.
Employee Stock Purchase Plan was approved by the Board of Directors on January 31, 1995 and is effective as of that date subject to the stockholder approval requirements of the
Plan:

          Section 7 of the Plan is hereby amended to delete the words and figures "two million seven hundred thousand (2,700,000) and insert in their place the words and figures "three million one hundred thousand (3,100,000)".